Exhibit 3.39

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDI, INC.

ARTICLE I

NAME

The name of the corporation is Medi, Inc.

ARTICLE II

PURPOSES

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

STOCK

3.1 Common Shares. The total number of shares of stock, all of which shall be common stock, that the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), each with a par value of $.001 (the “Common Shares”). Of the Common Shares, Ninety-Nine Million (99,000,000) shall be a series of the Common Stock designated as Voting Common Shares and shall have the rights, powers, restrictions, qualifications and limitations set forth in this Article III (the “Voting Common Shares”) and Eleven Million (11,000,000) shall be a series of the Common Stock designated as Non-Voting Common Shares and shall have the rights, powers, restrictions, qualifications and limitations set forth in this Article III (the “Non-Voting Common Shares”).

3.2 Voting Rights. Each holder of Voting Common Shares shall have one vote (on a non-cumulative basis) on all matters for each Voting Common Share held in such holder’s name on the books of the Corporation. Except as otherwise required by the California Corporations Code, the Non-Voting Common Shares shall not entitle the holders thereof to any right to vote.

ARTICLE IV

DIRECTORS’ LIABILITY AND INDEMNIFICATION OF AGENTS

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to action for breach of duty to the corporation and its shareholders. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law. Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.